                         SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549


                                    SCHEDULE 13G
                                   (RULE 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND
               (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(b)

                                (AMENDMENT NO. __)(1)


                                  GENE LOGIC INC.
                                  (Name of Issuer)

                                    Common Stock
                           (Title of Class of Securities)

                                    368689 10 5
                                   (CUSIP Number)












(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Page 1 of 17 pages

CUSIP NO. 368689 10 5          13G                  PAGE 1 OF 9 PAGES

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


       OXFORD BIOSCIENCE MANAGEMENT PARTNERS

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) /   /
                                                         (b) / X /

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE LIMITED PARTNERSHIP

                      5   SOLE VOTING POWER
                          0 SHARES
     NUMBER OF
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY          1,560,353 SHARES
      OWNED BY
   EACH REPORTING     7   SOLE DISPOSITIVE POWER
    PERSON WITH           0 SHARES

                      8   SHARED DISPOSITIVE POWER
                          1,560,353 SHARES

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,560,353(1)

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                    /  /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.2%

  12   TYPE OF REPORTING PERSON*

       PN

(1) INCLUDES WARRANTS TO PURCHASE 50,000 SHARES OF COMMON STOCK AS OF DECEMBER 31, 1997

                                 Page 2 of 17 pages

CUSIP NO. 368689 10 5             13G          PAGE 2 OF 9 PAGES

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       OXFORD BIOSCIENCE PARTNERS L.P.

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) /   /
                                                         (b) / X /

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE LIMITED PARTNERSHIP

                      5   SOLE VOTING POWER
                          0 SHARES
     NUMBER OF
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY          1,560,353 SHARES
      OWNED BY
   EACH REPORTING     7   SOLE DISPOSITIVE POWER
    PERSON WITH           0 SHARES

                      8   SHARED DISPOSITIVE POWER
                          1,560,353 SHARES

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,560,353(1)

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                     /  /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.2%

  12   TYPE OF REPORTING PERSON*

       PN

(1) INCLUDES WARRANTS TO PURCHASE 50,000 SHARES OF COMMON STOCK AS OF DECEMBER 31, 1997

                               Page 3 of 17 pages

CUSIP NO. 368689 10 5                 13G             PAGE 3 OF 9 PAGES


   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       OXFORD BIOSCIENCE PARTNERS (BERMUDA) LIMITED PARTNERSHIP

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) /   /
                                                         (b) / X /
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       BERMUDA LIMITED PARTNERSHIP

                      5   SOLE VOTING POWER
                          0 SHARES
     NUMBER OF
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY          1,560,353 SHARES
      OWNED BY
   EACH REPORTING     7   SOLE DISPOSITIVE POWER
    PERSON WITH           0 SHARES

                      8   SHARED DISPOSITIVE POWER
                          1,560,353 SHARES

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,560,353(1)

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                 /  /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.2%

  12   TYPE OF REPORTING PERSON*

       PN

(1) INCLUDES WARRANTS TO PURCHASE 50,000 SHARES OF COMMON STOCK AS OF DECEMBER 31, 1997

                             Page 4 of 17 pages

CUSIP NO. 368689 10 5         13G  PAGE 4 OF 9 PAGES


   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       OXFORD BIOSCIENCE PARTNERS (ADJUNCT) L.P.

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) /   /
                                                         (b) / X /
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE LIMITED PARTNERSHIP

                      5   SOLE VOTING POWER
                          0 SHARES
     NUMBER OF
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY          1,560,353 SHARES
      OWNED BY
   EACH REPORTING     7   SOLE DISPOSITIVE POWER
    PERSON WITH           0 SHARES

                      8   SHARED DISPOSITIVE POWER
                          1,560,353 SHARES

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,560,353(1)

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                             /   /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.2%

  12   TYPE OF REPORTING PERSON*

       PN

(1) INCLUDES WARRANTS TO PURCHASE 50,000 SHARES OF COMMON STOCK AS OF DECEMBER 31, 1997

                                Page 5 of 17 pages

CUSIP NO. 368689 10 5                  13G           PAGE 5 OF 9 PAGES


   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       OBP MANAGEMENT L.P.

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) /   /
                                                         (b) / X /

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE LIMITED PARTNERSHIP

                      5   SOLE VOTING POWER
                          0 SHARES
     NUMBER OF
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY          1,560,353 SHARES
      OWNED BY
   EACH REPORTING     7   SOLE DISPOSITIVE POWER
    PERSON WITH           0 SHARES

                      8   SHARED DISPOSITIVE POWER
                          1,560,353 SHARES

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,560,353(1)

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                            /   /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.2%

  12   TYPE OF REPORTING PERSON*

       PN

(1) INCLUDES WARRANTS TO PURCHASE 50,000 SHARES OF COMMON STOCK AS OF DECEMBER 31, 1997

                               Page 6 of 17 pages

CUSIP NO. 368689 10 5                 13G               PAGE 6 OF 9 PAGES

   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       OBP MANAGEMENT (BERMUDA) L.P.

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) /   /
                                                         (b) / X /

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       BERMUDA LIMITED PARTNERSHIP

                      5   SOLE VOTING POWER
                          0 SHARES
     NUMBER OF
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY          1,560,353 SHARES
      OWNED BY
   EACH REPORTING     7   SOLE DISPOSITIVE POWER
    PERSON WITH           0 SHARES

                      8   SHARED DISPOSITIVE POWER
                          1,560,353 SHARES

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,560,353(1)

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                 /  /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.2%

  12   TYPE OF REPORTING PERSON*

       PN

(1) INCLUDES WARRANTS TO PURCHASE 50,000 SHARES OF COMMON STOCK AS OF DECEMBER 31, 1997

                             Page 7 of 17 pages

CUSIP NO. 368689 10 5               13G              PAGE 7 OF 9 PAGES


   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)


       ALAN G. WALTON

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) /   /
                                                         (b) / X /

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       UNITED STATES

                      5   SOLE VOTING POWER
                          7,500 SHARES
     NUMBER OF
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY          1,560,353 SHARES
      OWNED BY
   EACH REPORTING     7   SOLE DISPOSITIVE POWER
    PERSON WITH           7,500 SHARES

                      8   SHARED DISPOSITIVE POWER
                          1,560,353 SHARES

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,567,853(1)(2)

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                 /   /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.2%

  12   TYPE OF REPORTING PERSON*

       IN


(1) INCLUDES WARRANTS TO PURCHASE 50,000 SHARES OF COMMON STOCK AS OF DECEMBER 31, 1997
(2) INCLUDES OPTIONS TO PURCHASE 7,500 SHARES OF COMMON STOCK VESTED AND EXERCISABLE WITHIN 60 DAYS OF DECEMBER 31, 1997

                             Page 8 of 17 pages

CUSIP NO. 368689 10 5              13G                PAGE 8 OF 9 PAGES


   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       CORNELIUS T. RYAN

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) /   /
                                                         (b) / X /
   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       UNITED STATES

                      5   SOLE VOTING POWER
                          0 SHARES
     NUMBER OF
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY          1,560,353 SHARES
      OWNED BY
   EACH REPORTING     7   SOLE DISPOSITIVE POWER
    PERSON WITH           0 SHARES

                      8   SHARED DISPOSITIVE POWER
                          1,560,353 SHARES

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,560,353(1)

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   /   /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.2%

  12   TYPE OF REPORTING PERSON*

       IN

(1) INCLUDES WARRANTS TO PURCHASE 50,000 SHARES OF COMMON STOCK AS OF DECEMBER 31, 1997

                                 Page 9 of 17 pages

CUSIP NO. 368689 10 5                  13G                  PAGE 9 OF 9 PAGES


   1   NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       EDMUND M. OLIVIER

   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) /   /
                                                         (b) / X /

   3   SEC USE ONLY

   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       UNITED STATES

                      5   SOLE VOTING POWER
                          0 SHARES
     NUMBER OF
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY          1,560,353 SHARES
      OWNED BY
   EACH REPORTING     7   SOLE DISPOSITIVE POWER
    PERSON WITH           0 SHARES

                      8   SHARED DISPOSITIVE POWER
                          1,560,353 SHARES

   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,560,353(1)

  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   /   /

  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.2%

  12   TYPE OF REPORTING PERSON*

       IN

(1) INCLUDES WARRANTS TO PURCHASE 50,000 SHARES OF COMMON STOCK AS OF DECEMBER 31, 1997

                                   Page 10 of 17 pages

NOTE: THIS SCHEDULE 13G IS BEING FILED ON BEHALF OF (i) OXFORD BIOSCIENCE MANAGEMENT PARTNERS; (ii) OXFORD BIOSCIENCE PARTNERS L.P.; (iii) OXFORD BIOSCIENCE PARTNERS (BERMUDA) L.P.; (iv) OXFORD BIOSCIENCE PARTNERS (ADJUNCT) L.P.; (v) OBP MANAGEMENT L.P.; (vi) OBP MANAGEMENT (BERMUDA) L.P.; (vii) ALAN
G. WALTON; (viii) CORNELIUS T. RYAN; AND (ix) EDMUND M. OLIVIER.

ITEM 1(a).          Name of Issuer:
                    GENE LOGIC INC.

ITEM 1(b).          Address of Issuer's Principal Executive Offices:
                    10150 Old Columbia Road
                    Columbia, Maryland 21046


              ITEM 2(a).                    ITEM 2(b).          ITEM 2(c).
----------------------------------    ----------------------   --------------

       NAME OF PERSON FILING                 ADDRESS            CITIZENSHIP
----------------------------------    ----------------------   --------------
 Oxford Bioscience Management         Oxford Bioscience        Delaware
 Partners ("OBMP")                    Partners
                                      315 Post Road West
                                      Westport, CT  06880

 Oxford Bioscience Partners L.P.      Oxford Bioscience        Delaware
 ("OBP")                              Partners
                                      315 Post Road West
                                      Westport, CT  06880

 Oxford Bioscience Partners           Richmond House           Bermuda
 (Bermuda) Limited Partnership        Par-la-Ville Road
 ("OBP Bermuda")                      Hamilton, Bermuda

 Oxford Bioscience Partners           Oxford Bioscience        Delaware
 (Adjunct) L.P. ("OBP Adjunct")       Partners
                                      315 Post Road West
                                      Westport, CT  06880

 OBP Management L.P. ("OBP            Oxford Bioscience        Delaware
 Management"), the general partner    Partners
 of OBP and OBP Adjunct               315 Post Road West
                                      Westport, CT  06880

 OBP Management (Bermuda) L.P. ("OBP  Richmond House           Bermuda
 Management Bermuda"), the general    Par-la-Ville Road
 partner of OBP Bermuda               Hamilton, Bermuda

 Alan G. Walton, a general partner    Oxford Bioscience        United States
 of OBMP, OBP Management and OBP      Partners
 Management Bermuda                   315 Post Road West
                                      Westport, CT  06880

 Cornelius T. Ryan, a general         Oxford Bioscience        United States
 partner of OBMP, OBP Management and  Partners
 OBP Management Bermuda               315 Post Road West
                                      Westport, CT  06880

 Edmund M. Olivier, a general         Oxford Bioscience        United States
 partner of OBMP, OBP Management and  Partners
 OBP Management Bermuda               315 Post Road West
                                      Westport, CT  06880

                              Page 11 of 17 pages

ITEM 2(d).          Title of Class of Securities:
                    Common Stock, $0.01 par value

ITEM 2(e).          CUSIP Number:
                    368689 10 5

ITEM 3.   NOT APPLICABLE.

ITEM 4.   OWNERSHIP.

     (a)  Amount Beneficially Owned:

     As of December 31, 1997, each of the following is the owner of record of the number of shares of Common Stock set forth next to his, her or its name:

     OBMP:                    100,000 shares
     OBP                      995,282 shares
     OBP Bermuda              276,119 shares
     OBP Adjunct              138,952 shares
     OBP Management                 0 shares
     OBP Management Bermuda         0 shares
     Mr. Walton                     0 shares
     Mr. Ryan                       0 shares
     Mr. Olivier                    0 shares

By virtue of their relationship as affiliated limited partnerships, whose sole general partners share individual general partners, OBMP, OBP, OBP Bermuda and OBP Adjunct may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock that each partnership owns of record. Hence, OBMP, OBP, OBP Bermuda and OBP Adjunct may be deemed to own beneficially an aggregate of 1,510,353 shares of Common Stock. Also, OBP and OBP Bermuda own presently exercisable warrants to purchase 39,141 shares and 10,859 shares of Common Stock, respectively. Therefore, OBMP, OBP, OBP Bermuda and OBP Adjunct may be deemed to own beneficially an additional 50,000 shares of Common Stock. Messrs. Walton, Ryan and Olivier are general partners of OBMP, OBP Management (the general partner of OBP and OBP Adjunct) and OBP Management Bermuda (the general partner of OBP Bermuda). Therefore, each of Messrs. Walton, Ryan and Olivier may be deemed to own beneficially the shares held by each of OBMP, OBP, OBP Bermuda and OBP Adjunct. In addition, Mr. Walton owns options to purchase 30,000 shares of Common Stock of which 7,500 are vested and exercisable within 60 days of December 31, 1997. Therefore, Mr. Walton may deemed to own beneficially an additional 7,500 shares of Common Stock.

     (b)  Percent of Class:

     OBMP:                    11.2%
     OBP                      11.2%
     OBP Bermuda              11.2%
     OBP Adjunct              11.2%
     OBP Management           11.2%
     OBP Management Bermuda   11.2%
     Mr. Walton               11.2%
     Mr. Ryan                 11.2%
     Mr. Olivier              11.2%

The foregoing percentages are calculated based on the 13,899,250 shares of Common Stock reported to be outstanding as of December 31, 1997 by ChaseMellon Shareholder Services, the transfer agent of GENE LOGIC INC.

                         Page 12 of 17 pages

     (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote:

     OBMP                                  0 shares
     OBP                                   0 shares
     OBP Bermuda                           0 shares
     OBP Adjunct                           0 shares
     OBP Management                        0 shares
     OBP Management Bermuda                0 shares
     Mr. Walton                        7,500 shares
     Mr. Ryan                              0 shares
     Mr. Olivier                           0 shares

          (ii) shared power to vote or to direct the vote:

     OBMP                          1,560,353 shares
     OBP                           1,560,353 shares
     OBP Bermuda                   1,560,353 shares
     OBP Adjunct                   1,560,353 shares
     OBP Management                1,560,353 shares
     OBP Management Bermuda        1,560,353 shares
     Mr. Walton                    1,560,353 shares
     Mr. Ryan                      1,560,353 shares
     Mr. Olivier                   1,560,353 shares

          (iii) sole power to dispose or to direct the disposition of:

     OBMP                                  0 shares
     OBP                                   0 shares
     OBP Bermuda                           0 shares
     OBP Adjunct                           0 shares
     OBP Management                        0 shares
     OBP Management Bermuda                0 shares
     Mr. Walton                        7,500 shares
     Mr. Ryan                              0 shares
     Mr. Olivier                           0 shares

          (iv) shared power to dispose or to direct the disposition of:

     OBMP                          1,560,353 shares
     OBP                           1,560,353 shares
     OBP Bermuda                   1,560,353 shares
     OBP Adjunct                   1,560,353 shares
     OBP Management                1,560,353 shares
     OBP Management Bermuda        1,560,353 shares
     Mr. Walton                    1,560,353 shares
     Mr. Ryan                      1,560,353 shares
     Mr. Olivier                   1,560,353 shares

Each of OBMP, OBP, OBP Bermuda, OBP Adjunct, OBP Management, OBP Management Bermuda, Mr. Walton, Mr. Ryan and Mr. Olivier expressly disclaims beneficial ownership of any shares of Common Stock of GENE LOGIC INC., except any shares held directly of record.

                          Page 13 of 17 pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

          Not applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not applicable. OBMP, OBP, OBP Bermuda, OBP Adjunct, OBP Management, OBP Management Bermuda, Mr. Walton, Mr. Ryan and Mr. Olivier expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not applicable.

ITEM 10.  CERTIFICATION.

          Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b).

     Attached as Exhibit 1 hereto is a Joint Filing Agreement executed by each of the filing persons pursuant to Rule 13d-1(f) under Section 13(d) of the Act.

                                   SIGNATURE

After reasonable inquiry and to the best of his, her or its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the agreement set forth as Exhibit 1 hereto.

Dated:    February 17, 1998
                                  OXFORD BIOSCIENCE MANAGEMENT PARTNERS


                                  By: /s/ ALAN G. WALTON
                                     ------------------------------------
                                     General Partner

                                  OXFORD BIOSCIENCE PARTNERS L.P.

                                  By: OBP Management L.P., its general partner

                                  By: /s/ ALAN G. WALTON
                                     ------------------------------------
                                     General Partner

                           Page 14 of 17 pages

                              OXFORD BIOSCIENCE PARTNERS (BERMUDA)
                              LIMITED PARTNERSHIP

                              By: OBP Management (Bermuda) L.P., its
                                  general partner

                              By: /s/ ALAN G. WALTON
                                 ------------------------------------
                                 General Partner

                              OXFORD BIOSCIENCE PARTNERS (ADJUNCT) L.P.

                              By: OBP Management L.P., its general partner

                              By: /s/ ALAN G. WALTON
                                 ------------------------------------
                                 General Partner

                              OBP MANAGEMENT L.P.

                              By: /s/ ALAN G. WALTON
                                 ------------------------------------
                                 General Partner

                              OBP MANAGEMENT (BERMUDA) L.P.

                              By: /s/ ALAN G. WALTON
                                 ------------------------------------
                                 General Partner

                                 /s/ ALAN G. WALTON
                                 ------------------------------------
                                 Alan G. Walton

                                 /s/ CORNELIUS T. RYAN
                                 ------------------------------------
                                 Cornelius T. Ryan

                                 /s/ EDMUND M. OLIVIER
                                 ------------------------------------
                                 Edmund M. Olivier


                            Page 15 of 17 pages